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                                                                   EXHIBIT 5 (a)

                           [LETTERHEAD APPEARS HERE]


                                                            March 12, 1997


Dillon, Read & Co. Inc.,
     535 Madison Avenue,
          New York, NY  10022.


Ladies and Gentlemen:

          In connection with the several purchases today by you pursuant to the Purchase Agreement, dated as of March 7, 1997 (the "Purchase Agreement"), among Riggs National Corporation, a Delaware corporation (the "Corporation"), Riggs Capital II, a Delaware statutory business trust (the "Issuer Trust"), and you, of 200,000 8 7/8% Trust Preferred Securities, Series C, Liquidation Amount $1,000 per Preferred Security (the "Preferred Securities"), representing preferred undivided beneficial interests in the assets of the Issuer Trust, issued pursuant to the Amended and Restated Trust Agreement, dated as of March 12, 1997 (the "Trust Agreement"), among the Corporation, as

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Dillon, Read & Co. Inc.                                                      -2-

Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee (the "Issuer Trust Trustees"), the Administrative Trustees, as named therein and the holders of the Preferred Securities and the Common Securities (as defined therein) from time to time, and guaranteed by the Corporation pursuant to the Guarantee Agreement, dated as of March 12, 1997 (the "Guarantee Agreement"), between the Corporation and The Bank of New York, as Trustee (the "Guarantee Trustee"), for the benefit of the holders of the Preferred Securities from time to time, we, as special counsel for the Corporation, have examined such corporate and trust records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

          (1) The Purchase Agreement has been duly authorized, executed and delivered by the Corporation.

          (2) The Trust Agreement has been duly authorized, executed and delivered by the Corporation.

          (3)  The Registration Rights Agreement, dated March 12, 1997, among the Corporation, the Issuer Trust
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Dillon, Read & Co. Inc.                                                      -3-

     and you, has been duly authorized, executed and delivered by the Corporation.

          (4) The Guarantee Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (5) The Agreement as to Expenses and Liabilities, dated March 12, 1997, between the Corporation and the Issuer Trust (the "Expense Agreement"), has been duly authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
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Dillon, Read & Co. Inc.                                                      -4-

          (6) The Junior Subordinated Indenture, dated as of March 12, 1997 (the "Indenture"), between the Corporation and The Bank of New York, as Trustee (the "Debenture Trustee"), has been duly authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (7) The 8 7/8% Junior Subordinated Deferrable Interest Debentures, Series C, of the Corporation (the "Junior Subordinated Debentures"), issued and sold to the Issuer Trust pursuant to the Indenture and the Trust Agreement in an aggregate principal amount of $206,186,000, have been duly authorized, executed and delivered by the Corporation and constitute valid and legally binding obligations of the Corporation, entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with
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Dillon, Read & Co. Inc.                                                      -5-

     their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (8) The execution and delivery by the Corporation of, and the performance by the Corporation under, the Purchase Agreement, the Trust Agreement, the Indenture, the Guarantee Agreement, the Expense Agreement
     and the Registration Rights Agreement, the consummation by the Corporation of the transactions contemplated hereby and thereby, the filing of the certificate of trust of the Issuer Trust with the Secretary of State of the State of Delaware, compliance by the Corporation with the terms of the foregoing and the application of the proceeds from the sale of the
     Preferred Securities as contemplated by the Offering Memorandum do not and will not (A) violate the charter or by-laws of the Corporation or its subsidiary, Riggs Bank N.A. (the "Subsidiary") or (B) violate any federal law of the United States or law of the State of New York or the General Corporation Law of the State of Delaware
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Dillon, Read & Co. Inc.                                                      -6-

     applicable to the Corporation or its subsidiary, Riggs Bank, N.A., provided
                                                                        --------
     that, insofar as the performance by the Corporation of its obligations under the Indenture and the Debentures is concerned, we express no opinion as to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights.

          (9) The Issuer Trust is not an "investment company" or an entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

          (10) The statements set forth in the Offering Memorandum, dated March 7, 1997, relating to the Preferred Securities (the "Offering Memorandum") under the captions "Description of the Series C Preferred Securities", "Description of the Series C Subordinated Debentures", "Description of the Series C Guarantee", "Relationship Among the Series C Preferred Securities, the Series C Subordinated Debentures, the Expense Agreement and the Series
     C Guarantee", and "ERISA Considerations" insofar as they purport to describe the
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Dillon, Read & Co. Inc.                                                      -7-

     provisions of the laws and documents referred to therein, are accurate, complete and fair.

          (11) Assuming the accuracy of the representations and warranties and compliance with the agreements of the Initial Purchasers in Section 3 of the Purchase Agreement, neither registration of the Preferred Securities under the Securities Act of 1933, as amended, nor qualification of the Indenture, the Guarantee Agreement or the Trust Agreement under the Trust Indenture Act of 1939, as amended, is required for the offer and sale of the Preferred Securities by the Issuer Trust to you or the initial resale of the Preferred Securities by you, in each case in accordance with the Offering Memorandum and the Purchase Agreement. We express no opinion, however, as to when or under what circumstances any Preferred Securities sold by you may be reoffered or resold.

          In connection with our opinion set forth in paragraph (11) above, we have, with your approval, relied upon the representations, warranties and agreements of the Corporation, the Issuer Trust and you in the Purchase
Agreement as to the absence of any general solicitation,
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Dillon, Read & Co. Inc.                                                      -8-

general advertising or directed selling efforts in connection with the offering of the Preferred Securities, the character of the offerees and the purchasers of the Preferred Securities and certain other matters.

          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Delaware law governing statutory business trusts, we have, with your approval, relied upon the opinion, dated March 12, 1997, of Richards, Layton & Finger, P.A., delivered to you pursuant to Section 6(f) of the Purchase Agreement, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Richards, Layton & Finger, P.A. We believe you and we are justified in relying on such opinion for such matters.

          In connection with our opinion set forth in paragraphs (1) through (8) above, we have relied, as to the due incorporation of the Company, upon the opinion, dated the date hereof, of Linda A. Madrid, Esq., Managing Director
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Dillon, Read & Co. Inc.                                                      -9-


of Legal Affairs of the Company, delivered to you today pursuant to Section 6(b) of the Purchase Agreement.

          With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Corporation, the Issuer Trust and you, and from other sources believed by us to be responsible, and we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Debenture Trustee, (ii) the Trust Agreement has been duly authorized, executed and delivered by each of the Property Trustee and the Delaware Trustee, (iii) the Guarantee Agreement has been duly authorized, executed and delivered by the Guarantee Trustee, (iv) the Junior Subordinated Debentures conform to the specimen thereof examined by us and (v) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

                                                            Very truly yours,

                                                            SULLIVAN & CROMWELL